UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 28, 2009

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

December 2008 Restructuring Plan

On December 29, 2008, Advanced Micro Devices, Inc. (the “Company”) filed a Current Report on Form 8-K disclosing estimated restructuring expenses as a result of a restructuring plan approved by the Company on December 19, 2008 (the “December 2008 Restructuring Plan”). The Company also stated that further cost reduction actions would result in additional charges in the first half of fiscal 2009, which the Company could not estimate at that time.

The Company now estimates that it will record restructuring expenses of approximately $50 million in the first quarter of fiscal 2009. Of this amount, approximately $23 million is related to severance and costs related to the continuation of certain employee benefits, approximately $13 million is related to contract or program termination costs, approximately $7 million is related to asset impairments and approximately $7 million is related to exit costs for facility site consolidations and closures. Of this amount, approximately $45 million will result in cash expenditures in fiscal 2009. Further cost reduction actions will result in additional charges during the remainder of fiscal 2009 and beyond, which the Company cannot estimate at this time, but which the Company expects will consist of facility site consolidations or closures. Based on information currently available, the Company does not expect that these additional charges will be material to its results of operations. Moreover, the Company expects that the completion date for the December 2008 Restructuring Plan will be during the fourth quarter of fiscal 2009.

December 2002 Restructuring Plan

In December 2002, the Company initiated a restructuring plan (the “December 2002 Restructuring Plan”) to align its cost structure to industry conditions resulting from weak customer demand and industry-wide excess inventory. The December 2002 Restructuring Plan included the consolidation of facilities, primarily at the Company’s Sunnyvale, California site, and at sales offices worldwide. With respect to its Sunnyvale, California site, the Company entered into a sublease agreement for a portion of these facilities with Spansion Inc. On March 1, 2009, Spansion filed a voluntary petition for reorganization under chapter 11 of the U.S. Bankruptcy Code. On March 31, 2009, Spansion filed a motion in that proceeding in which it indicated that it does not intend to perform its obligations under its sublease agreement with the Company. As a result of this and the Company’s ongoing assessment of the restructuring accrual, the Company expects to record an additional charge of $5 million in the first quarter of fiscal 2009 related to its December 2002 Restructuring Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 2, 2009	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant Secretary